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PRESS RELEASE

                    FRONTIER FINANCIAL CORPORATION COMPLETES
                         MERGER WITH THE BANK OF SUMNER

Everett, Washington - December 21, 1998. Frontier Financial Corporation, (NASDAQ, FTBK) today announced that its merger with Valley Bancorporation, headquartered in Sumner, Washington and whose principal subsidiary is the Bank of Sumner, has been completed with an effective date of December 21, 1998.

        As part of this transaction, the Bank of Sumner was merged into Frontier Bank, the subsidiary of Frontier Financial Corporation, assuming the name of Frontier Bank. The merger will result in the addition of four Frontier Bank branch offices located in Sumner, Orting, Puyallup and Buckley, Washington. These offices will continue to offer financial services to meet the needs of consumers, professionals and small-to-medium size businesses with a continued "high touch" philosophy of customer service. Following the transaction, Frontier Bank will have assets exceeding $1.1 billion and 23 offices located in Skagit, Snohomish, King and Pierce counties. .

        Linda Dryden, President and CEO of the Bank of Sumner, will join Frontier Bank as Senior Vice President and Manager of the Pierce County offices. All other officers and employees of the Bank of Sumner will stay on with Frontier and continue to provide the personal service that the Bank of Sumner has been providing since its inception in 1975.

        The shareholders of Valley Bancorporation will receive .8625 shares of Frontier Financial Corporation stock for each share of Valley Bancorporation stock. The merger will be accounted for as a pooling of interests, and is expected to be accretive to income in 1999.

        Information herein contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995, which can be identified by words such as "may", "expected", "anticipate", "estimate", "continue" or comparable words. In addition, all statements other than statements of historical facts that address activities that Frontier expects or anticipates will or may occur in the future are forward-looking statements. Readers are encouraged to read the SEC reports of Frontier particularly its Form 10-K for the Fiscal Year Ended December 31, 1997, for meaningful cautionary language discussing why actual results may vary materially from those anticipated by management.